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                                                                     EXHIBIT 1.3

                       STOCK PURCHASE AND SALE AGREEMENT

         THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is executed as of October 1, 1997, by and between Chart House Investors, L.L.C., a Delaware limited liability company ("CHI"), and Richard Rivera, individually ("Purchaser").

         WHEREAS, pursuant to that certain Stock Purchase and Sale Agreement, dated as of March 10, 1997, among Chart House Enterprises, Inc., a
Delaware corporation (the "Company"), CHI and, solely for purposes of Section
4.13 of said Stock Purchase and Sale Agreement, Alpha Partnership, an Illinois general partnership, CHI purchased from the Company, and the Company issued and sold to CHI, an aggregate of 3,400,000 newly issued shares of common stock, par value $.01 per share, of the Company (such 3,400,000 shares of Common Stock, the "CHI Shares");

         WHEREAS, on July 29, 1997, CHI issued to Purchaser a letter (the "Share Letter") by which CHI granted to Purchaser the opportunity, under certain circumstances, to purchase from CHI up to 200,000 of the CHI Shares;

         WHEREAS, Purchaser, pursuant to the Share Letter, desires to purchase from CHI, and CHI desires to sell to Purchaser, 75,000 of the CHI Shares (such 75,000 of the CHI Shares, the "Shares"), on the terms herein contained;

         WHEREAS, the parties contemporaneously herewith have entered into (i) an Amended and Restated Standstill Agreement dated as of the date hereof (as such agreement may be amended, modified, supplemented, restated or superseded, from time to time, the "Amended and Restated Standstill Agreement"), and (ii) a Stockholders' Agreement dated as of the date hereof (as such agreement may be amended, modified, supplemented, restated or superseded, from time to time, the "Stockholders' Agreement");

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Sale and Purchase of Stock. CHI hereby sells, and Purchaser hereby purchases, the Shares, free and clear of all liens, claims and other encumbrances, other than any created by the Purchaser or created by the Stockholders' Agreement or the Amended and Restated Standstill Agreement.

         2. Purchase Price. In consideration for the Shares, Purchaser hereby agrees to pay to CHI, in cash, a purchase price of $5.75 per share for the Shares for an aggregate purchase price of $431,250.00 (the "Purchase Price"). In full payment of the Shares, Purchaser shall deliver to CHI on the date hereof immediately available funds in the amount of the Purchase Price.

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         3.      Purchaser's Investment Intent.  Purchaser represents,
warrants, acknowledges and covenants to CHI as follows: (a) Purchaser is acquiring the Shares for investment for its own account and not with the view to selling, distributing or transferring the Shares in violation of the registration requirements of the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws. Purchaser understands that the Shares have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein; (b) Because they have not been registered under the Act, the Shares constitute "restricted securities" under Rule 144 of the Act and must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

         4. Legend. Purchaser agrees to the placing on the certificates representing the Shares of a legend, in substantially the following form:

                 "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt form the registration and prospectus delivery requirements of the Securities Act and such laws. The securities evidenced by this certificate are subject to the restrictions contained in the Amended and Restated Standstill Agreement dated as of October 1, 1997, and the Stockholders' Agreement dated as of October 1, 1997, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance there with."

         5. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles. If any provision of this Agreement is held invalid, the remainder of this Agreement shall not be affected thereby. This Agreement, together with the Amended and Restated Standstill Agreement and the Stockholders' Agreement, sets forth the entire agreement of the parties, with respect to the subject matter hereof, and no waivers, modifications or amendments shall be effective unless the same are in writing signed by the party to be charged. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase and Sale Agreement as of the date first written above.

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                                    Richard Rivera


                                    /s/ Richard Rivera
                                    -------------------------------------

                                    Chart House Investors, L.L.C.
                                      By: Alphabet Partners, its managing member

                                    By: /s/ Arthur A. Greenberg
                                    -------------------------------------
                                        Arthur A. Greenberg, trustee of a
                                        general partner